Exhibit 10.1
Certain information identified with brackets ([****]) has been excluded from this exhibit because such information is both (i) not material and (ii) competitively harmful if publicly disclosed

WEBBANK
and
OPORTUN, INC.

RECEIVABLES RETENTION FACILITY AGREEMENT

Dated as of February 5, 2021

This RECEIVABLES RETENTION FACILITY AGREEMENT (this “Agreement”), dated as of February 5 , 2021 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and OPORTUN, INC., a Delaware corporation, having its principal location in San Carlos, California (“Company”).
WHEREAS, Bank is and will be the owner of Accounts pursuant to the Program Agreement; and
WHEREAS, Bank generates Receivables by making Account Advances on Accounts; and
WHEREAS, Company or its Affiliates will service the Accounts on behalf of Bank pursuant to the Program Agreement; and
WHEREAS, Bank and Company are parties to the Receivables Sale Agreement dated as of November 5, 2019 (as amended, supplemented or modified from time to time, the “2019 Sale Agreement”), pursuant to which Bank sells and Company buys certain Receivables from time to time; and
WHEREAS, Bank desires to retain for its own account certain Receivables rather than offer them for sale pursuant to the 2019 Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company (the “Parties” and each a “Party”) agree as follows:
1.    Definitions and Effectiveness.
The terms used in this Agreement shall be defined as set forth in the Schedule 1 or, to the extent not set forth in Schedule 1, in the Program Agreement, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.
This Agreement shall become effective as of the Changeover Date.
2.    Retention of Receivables. Bank shall retain the Receivables that Bank originates under the Program Agreement, subject to the terms of this Agreement. In this Agreement, “Receivables” includes the Repurchased Receivables.
3.    Sale of Receivables; Payment to Bank; Reporting to Bank.
Bank may sell, transfer, assign, set-over, and otherwise convey to Company, without recourse, on each Sale Date, Transferable Receivables. On the applicable Sale Date, Company shall purchase such Transferable Receivables that are offered by Bank, and Company shall pay to Bank the Sale Price on Sale Date in accordance with Section (c) of this Section 3.
With respect to each Transferable Receivable that Bank sells hereunder, Bank sells, transfers, assigns, sets over, and otherwise conveys to Company the Transferable Receivable and all rights related thereto including all right to interest and fees accruing on such Transferable Receivable and all collections on such Transferable Receivable, and all proceeds of the foregoing, without recourse, in accordance with this Section 3 on the related Sale Date.

Bank shall deliver to Company a sale statement in a form to be agreed to by the Parties relating to all Transferable Receivables that Bank is offering to sell to Company on the Sale Date, to be delivered by secure e-mail or as otherwise mutually agreed no later than 4:00 pm Mountain time on the day prior to such Sale Date. By no later than 3:30 pm Mountain Time, on such Sale Date, Company shall effect payment to Bank of the Sale Amount for the Transferable Receivables being purchased on such date. Such payment shall be made by wire or other transfer in immediately available funds to the Settlement Account.
To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, account files on all Transferable Receivables purchased by Company pursuant to this Agreement. Such account files will include the application for the Account, the Account Agreement, confirmation of delivery of the Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as the owner of the Account or as necessary to comply with Applicable Laws.
If a Receivable related to an Account Advance (or any portion thereof) is cancelled (whether by chargeback, return, refund or otherwise) after the sale of the Receivable from Bank to Company, on the next available Sale Statement delivered by Bank, Bank shall refund the principal amount of such Receivable or portion thereof, plus any interest, following settlement of such chargeback, return, refund or other cancellation with the Network.
When an Account is permanently closed to further Account Advances~~,~~ either by the Borrower, or under the Credit Policy, and to the extent that Bank has sold all of the Receivables outstanding on such Account to Company, Bank shall offer to assign or transfer such Account to Company for no additional consideration, and Company may accept assignment or transfer of such Account from Bank on the next Sale Date, provided that Company may designate a third party reasonably acceptable to Bank to which the Account shall be transferred in lieu of Company.
Company shall provide to Bank, in a form and frequency agreed by the parties, (i) the daily reporting of Account and Receivable listing and outstanding balance, (ii) Daily Transaction File, (iii) Weekly Waterfall, and (iv) Roll Forward Report.
So long as Company is not in default under this Agreement, no Transferable Receivable shall be sold to a Person other than Company.
4.    Ownership of Accounts and Receivables.
Bank shall retain ownership of the Accounts after each Sale Date. Company agrees to make entries on its books and records to clearly indicate Bank’s ownership of the Accounts as of each Sale Date.
On and after each Sale Date, automatically upon Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting, and legal) of the Transferable Receivables purchased from Bank on such date and Company shall be entitled to all of the rights, privileges, and remedies applicable to said ownership interest, including the right to pledge, transfer, sell, assign, or exchange the Transferable Receivables (including the right to receive any refund or the proceeds of a return or reversal).

For all Receivables sold hereunder, Bank shall remain the sole owner of each related underlying Account until such Account is subsequently sold or transferred in accordance with the terms of this Agreement. Bank agrees to make entries on its books and records to clearly indicate the sale of applicable Transferable Receivables to Company as of each Sale Date and shall maintain such entries on its books and records until the applicable Tranferable Receivables are paid in full and after any required record retention requirement is met. Company agrees to make entries on its books and records to clearly indicate the purchase of applicable Transferable Receivables as of each Sale Date and that ownership of the Account is retained by Bank. Bank and Company each intends the transfer of the Transferable Receivables under this Agreement to be a true sale by Bank to Company of the Receivables and any payments and proceeds relating thereto and that is absolute and irrevocable. At any time and from time to time, Bank will promptly and duly execute and deliver or will promptly cause to be executed and delivered such further instruments and documents and take such further actions as are reasonably requested by Company to confirm the sale of the Transferable Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including, the filing of any financing or continuation statements under the UCC or other applicable law in effect in any jurisdiction with respect to the transfer of ownership of the Transferable Receivables. At any time and from time to time, each of Company and Bank will promptly and duly execute or deliver or will promptly cause to be executed or delivered such further instruments and documents and take such further actions as are reasonably requested by the other for the purpose of obtaining or preserving the full benefits of this Agreement.
Except as otherwise provided in this Agreement, Bank does not assume and shall not have any liability to Company for the repayment of any Transferable Receivable or the servicing of the Transferable Receivables after the related Sale Date, provided that in the event the Bank receives any payments on the Transferable Receivables sold hereunder, it shall promptly remit them to Company or to the Servicer on the Company’s behalf. This provision shall survive termination of this Agreement.
The Program Agreement shall govern the servicing of the Accounts for Bank, and of any interest held by Bank in the Accounts or Receivables. The Program Agreement shall provide the exclusive mechanism for the payment of the amounts collected on Accounts, with the servicer thereunder designated by Bank to distribute amounts collected by the Company on Accounts to the holder of any Transferable Receivable sold by Bank under this Agreement; provided, however, during the term of this Agreement, the provisions of subsection (h) shall apply. Any subsequent purchaser of the Transferable Receivables from Company shall separately compensate Company for servicing the Transferable Receivables, but all such servicing shall be subject to the terms of the Program Agreement. Bank agrees to cooperate to the extent necessary to enforce the Accounts with respect to Transferable Receivables sold, so long as any costs and expenses are paid by Servicer or Company.
Company or any subsequent owner of the Transferable Receivables may (i) securitize the Transferable Receivables, or any amounts owing thereunder, or (ii) issue an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Transferable Receivables or any amounts owing thereunder, in each case, without the prior written consent of Bank; provided that all of the following conditions are met:

(1)    Bank is not be required to maintain any ongoing ownership interest in the Transferable Receivables after the sale thereof to Company, Bank is not required to make any informational reports or filings with respect to such securitization or “asset-backed security” issuance and Bank is not required to incur any costs or expenses in connection with such transaction unless the Company (or some other creditworthy entity reasonably acceptable to Bank) has agreed in writing to promptly and fully reimburse Bank for such out-of-pocket costs and expenses.
(2)    Bank is not deemed to be the “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to such transaction.
(3)    Bank is not required to waive or agree to impair any of its rights or remedies under the Program Documents.
(4)    Any identification of Bank by name and any description of the Program have been approved by Bank, such approval not to be unreasonably witheld.
Company shall include a provision in any agreement by which Company sells or transfers Transferable Receivables requiring the applicable transferee to comply with the terms of this Section 4(e) to the same extent as Company, and requiring such transferee to include such a provision in subsequent transfers of the Transferable Receivables. Company shall ensure that final copies of all offering documents and investor presentations (or similar financing documents, as applicable) in connection with any such transaction are promptly provided to Bank.
Notwithstanding anything to the contrary in this Agreement, but without diminishing any rights of Company to Transferable Receivables once they are sold to Company, Bank may sell, participate, pledge, or otherwise transfer any Receivables (or interest in Receivables) owned by Bank; provided, that, unless Company is in default under the Program Documents, any purchaser or other transferee of Receivables from Bank must agree to the economic terms set forth in Schedule 14 to the Program Agreement (including payment of the Servicing Fee and the Performance Fee Amount). Bank will not sell or transfer any Accounts except in accordance with this Agreement.
Bank hereby consents to Company’s sharing information regarding Transferable Receivables acquired hereunder by Company (other than any personally identifiable information of Borrowers), and the Accounts relating to such Receivables, with potential financing partners, provided that such potential financing partner has entered into a standard form of nondisclosure agreement, in a manner sustantially similar to the form in Exhibit 1, or as otherwise allowed by Applicable Law.
During the term of this Agreement, to further secure their respective interests in Proceeds pertaining to Receivables owned by them, the Parties, or its Affiliate, as applicable, have entered into the Deposit Account and Control Agreement (With Activation) in connection with the Program Agreement (the “DACA”). Neither Party shall have or assert and hereby disclaims any right, title or interest in or to any part of any Receivables owned by the other Party. Company, as servicer, will maintain records to clearly distinguish Proceeds of Receivables owned by Bank and those owned by Company (or any third party to whom

Company or Bank may transfer their respective interests). Upon transfer of an interest in Receivables by either Party to a third party, the other Party and Company’s affiliate, upon reasonable request of the Party transfering the interest in Receivables, shall execute such additional agreements as may be reasonably necessary and appropriate to protect the interests of the third-party transferee. Upon Company’s default of any obligation under this Agreement or the Program Agreement, Bank may deliver an “Activation Notice,” as provided in the DACA. Subsequent to delivery of an Activation Notice, Company shall provide such information and cooperation as is required by Bank to facilitate transfers and Bank shall be protected in relying on such records or reports from Company. In the event either Party challenges the correctness of disbursements from the Servicing Account, such disputed amounts shall be retained in the Servicing Account until such dispute is resolved and the Parties shall engage in good faith efforts to resolve such disputed amounts.
5.    Representations, Warranties and Covenants.
Bank hereby represents, warrants and covenants or covenants, as applicable, to Company that:
(1)    Bank is a FDIC-insured Utah-chartered industrial bank, duly organized and validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)    All approvals, authorizations, consents, and other actions by, notices to, and filings with, any Person required to be obtained for the execution, delivery, and performance of this Agreement by Bank, have been obtained;
(3)    This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)    There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
(5)    Bank is not Insolvent;

(6)    Immediately prior to each transfer and assignment of Transferable Receivables herein contemplated, to its actual knowledge, assuming performance by Company of its obligations under the Program Agreement, Bank (i) has good and marketable title to each Receivable and the related Account and (ii) is the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others;
(7)    With respect to each Transferable Receivable sold on any Sale Date by Bank to Company, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (a) to alter the terms or conditions of such Receivable or (b) that could be reasonably expected to impair the enforceability of such Receivables (except that such representation does not extend to any action by Company or its agents); and (ii) upon Bank’s receipt of the related Purchase Price, Bank shall have conveyed to Company all of Bank’s right, title and interest in each Transferable Receivable sold hereunder subject to no prior lien, claim, interest, or security interest in favor of any other creditor of Bank and (iii) the Bank has not transferred any Receivable or any interest therein to any person or entity other than Company;
(8)    Unless required by Applicable Laws or one of Bank’s Regulatory Authorities, Bank agrees not to take any action (directly or indirectly, voluntarily or involuntarily): (i) to alter the terms or conditions of an Account on which the related Transferable Receivable has been sold to Company, or (ii) that could reasonably be expected to (x) impair the enforceability of such Account, or (y) materially and adversely affect the servicing of or collection efforts on such Transferable Receivables, excluding (in the case of each of clauses (i) and (ii)) any action taken with the consent of Company or any subsequent servicer or owner. Notwithstanding the foregoing, Bank shall not be in breach of this Section 5(a)(8) based on any action by Company or any subsequent servicer or owner of the related Transferable Receivable; and
(9)    (i) Bank does not and will not enter into this Agreement, the Program Agreement, or the transactions contemplated hereby or thereby, or transfer any Receivable to Company, (A) in contemplation of Insolvency, (B) after committing an act of Insolvency, (C) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law, or (D) with intent to hinder, delay, or defraud itself, any of its creditors, or any other person or entity;
(ii) each of this Agreement and the Program Agreement (A) has been approved by the board of directors of Bank or its loan committee and such approval is and will at all times be reflected in the minutes of the board or such committee, and (B) is and will at all times be an official record of Bank continuously from the time of its execution; and
(iii) the Bank is not the subject of any receivership, conservatorship, or similar proceeding.

Company hereby represents and warrants to Bank, as of the Effective Date and each Sale Date that:
(1)    Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(2)    All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(3)    This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)    There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
(5)    Company is not Insolvent; and
(6)    The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.
The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Transferable Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(a)(4) and 5(b)(4), shall be made continuously throughout the term of this Agreement, including on each Sale Date. In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) or 5(b)(4) is instituted or threatened against Bank or Company (as applicable), Bank or Company (as applicable) shall promptly notify the other of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).
6.    Conditions Precedent.

(a)    The obligations of Bank in this Agreement to sell any Transferable Receivable are subject to the satisfaction of the following conditions precedent on or prior to each Sale Date:
(1)    As of each Sale Date, unless waived by Bank, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Sale Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(2)    The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects, unless waived by Bank, on each Sale Date as though made on and as of such date; and
(3)    The obligations of Company set forth in the Program Documents to be performed on or before each Sale Date shall have been performed in all material respects, unless waived by Bank.
(b)    The obligations of Company to purchase any Transferable Receivable pursuant to this Agreement is subject to the satisfaction of the following conditions precedent on or prior to each Sale Date:
(1)    As of each Sale Date, unless waived by Company, no action or proceeding shall have been instituted or, to Company’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Sale Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation
(2)    The representations and warranties of Bank set forth in the Program Documents shall be true and correct in all material respects, unless waived by Company on each Sale Date as though made on and as of such date; and
(3)    The obligations of Bank set forth in the Program Documents to be performed on or before each Sale Date shall have been performed in all material respects, unless waived by Company.

(c)    For the avoidance of doubt, nothing contained in this Section 6 shall be construed to limit, restrict or modify Bank’s continuing obligations with respect to Receivables previously sold by Bank.

7.    Term and Termination.
This Agreement shall have a term beginning on the Effective Date and ending on the Wind-down Date (the “Term”), unless earlier terminated in accordance with the provisions hereof.
Bank shall have the right to terminate this Agreement immediately upon written notice to Company in any of the following circumstances:

(1)    any representation or warranty made by Company in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to Company;
(2)    Company shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to Company;
(3)    Company shall have a receiver, conservator or similar official appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)    an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against Company seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and such case or proceeding has not been stayed or dismissed within sixty (60) days after filing; or an order for relief shall be entered against Company under the federal bankruptcy laws as now or hereafter in effect;
(5)    either Bank or Company has terminated the Program Agreement and any applicable notice period provided in the Program Agreement has expired; or
(6)    in the event that the Transferable Receivables transferred hereunder are held to be property of Bank, or if for any reason this Agreement is held or deemed to create indebtedness or a security interest in any of the Receivables, rather than a true sale of the Receivables.
Company shall have the right to terminate this Agreement immediately upon written notice to Bank in any of the following circumstances:
(1)    any representation or warranty made by Bank in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to Bank;
(2)    Bank shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to Bank;

(3)    Bank shall have a receiver, conservator or similar official appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)    an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against Bank seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and such case or proceeding has not been stayed or dismissed within sixty (60) days after filing; or an order for relief shall be entered against Bank under the federal bankruptcy laws as now or hereafter in effect; or
(5)    either Bank or Company has terminated the Program Agreement and any applicable notice period provided in the Program Agreement has expired.
Bank may terminate this Agreement upon at least thirty (30) days advance written notice to Company, with the opportunity for Company to cure, if Bank incurs any Loss that is indemnifiable to Bank by Company under Section 9(a) of this Agreement and is not able to obtain indemnification for such Loss under Section 9(a) due to the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification, or if Bank if precluded by a Regulatory Authority from seeking such indemnification.
In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 3 of this Agreement and fails to cure such default within two (2) Business Days of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 3 of this Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 27.
Bank may terminate this Agreement upon at least thirty (30) day advance written notice to Company if Bank is deemed to be a “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to any security issued by Company or any Affiliate.
The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Receivables sold prior to such termination.

At least two months prior to the Wind-down Date, the Parties will discuss in good faith the desireability of extending the Wind-down Date.
The following terms of this Agreement shall survive the expiration or earlier termination of this Agreement: Sections 4(c), 7, 8, 9, 17, 24 and 27.
8.    Confidentiality.
Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties. In addition, each Party agrees that the other Party may share Confidential Information with potential acquirers including the other party to a sale of Receivables, or to any lender or potential lender (including in connection with the issuance of debt securities) to such Party solely to the extent required to facilitate such transactions and due diligence associated with such transactions, provided that the potential party to such transaction is subject to written non-disclosure obligations and limitations on use only for the actual or prospective transaction.
A Party’s Confidential Information shall not include information that:
(1)    is generally available to the public other than as a result of an unauthorized disclosure by a Restricted Party, its Affiliates or agents;
(2)    has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)    was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)    becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
9.    Indemnification.
(a)    Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program or the 2019 Program as contemplated by the Program Documents or the 2019 Program Agreement (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents or the 2019 Program Agreement), except in each case to the extent of Losses caused by (i) Bank’s gross negligence or willful misconduct, or (ii) a Bank Information Security Incident.
(b)    To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Losses; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.
(c)    Company shall have ten (10) Business Days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of

Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, except that Company may settle any Indemnifiable Claim upon notice to the Indemnified Party if the settlement involves only the payment of money damages and no admission of liability by any Person and no injunctive relief, and the settlement is subject to a confidentiality provision prohibiting disclosure of the terms of the settlement.
(d)    If the Company does not notify the Indemnified Party in writing within ten (10) Business Days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 9(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim and shall consider in good faith and discuss with Company any objection to the settlement Company may express. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 9.
(e)    All amounts due under this Section 9 shall be payable not later than ten (10) Business Days after receipt of the written demand therefor.
10.    Assignment.
This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Company shall not be entitled to assign or transfer this Agreement or any of their respective rights or obligations without the prior written consent of Bank except to an Affiliate. No assignment under this section shall relieve a Party of its obligations under this Agreement.

Company, or any subsequent purchaser, assignee or transferee of Transferable Receivables, may sell, assign or transfer any Transferable Receivable to any Affiliate or third-party purchaser. Company shall cause the Registrar to maintain at all times a record of the Registered Holder of each Receivable transferred by Company, and Company shall require each purchaser, assignee or transferee to comply with the terms of Section 4(d) of this Agreement. Company shall ensure that any purchaser, assignee or transferee will engage Company as the servicer of such Transferable Receivable, and that any such servicing will be subject to the servicing of the Account under the Program Agreement.
11.    Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
12.    Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other Party, if mailed first-class mail postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:
    To Bank:    WebBank
Attn: Executive Vice President – Strategy and
Business Development
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel.[****]
Email: [****]

With a copy to:    WebBank
Attn: President
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. [****]
Email: [****]

To Company:     Oportun, Inc.
Attn.: Credit Card General Manager
Two Circle Star Way
San Carlos, CA 94070
Tel: [****]
Email:[****]

With a copy to:    Oportun Inc.
Attn: General Counsel
2 Circle Star Way

San Carlos, CA 94070
Email:[****]

13.    Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among the Parties.
14.    Expenses.
Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.
Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.
Company shall reimburse Bank for all reasonable actual and documented third party fees incurred by Bank in connection with the performance of this Agreement without markup. Bank shall endeavor to keep such fees reasonable.
Company shall pay for Bank’s reasonable and actual legal and other professional fees and expenses in connection with this Agreement without markup as provided in subsection 21(f) of the Program Agreement.
Company shall reimburse Bank for all documented and reasonable out of pocket costs associated with Bank’s assignment to Company of Accounts pursuant to Section 3(e).
All fees payable pursuant to this Section 14 may be paid by wire or ACH, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of [****] on any amounts due under this Agreement that are more than thirty (30) days past due.
Bank may set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Company held by Bank or (ii) any indebtedness or other liabilities at any time owing by Bank to Company, as the case may be, against or on account of any obligations owed by Company to Bank under the Program Documents.
15.    Examination. Company agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over Bank, during regular business hours and upon reasonable prior notice (or otherwise, if required by the Regulatory Authority), and to otherwise provide reasonable cooperation to Bank in responding to such Regulatory Authority’s inquiries and requests related to the Program.
16.    Inspection. Company, upon reasonable prior notice from Bank, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the purchase of Transferable Receivables under the Program, from time to time, during regular business hours.
17.    Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
18.    Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire or ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
19.    Brokers. No Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against any other Party for any brokerage commission or finder’s fee or like payment.
20.    Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
21.    Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
22.    Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
23.    Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
24.    Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.
25.    Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
26.    Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally effective as delivery of an original manually executed counterpart of this Agreement.
27.    Security.
Definitions.
(1)    “Federal Funds Rate” means an interest rate, adjusted on the first day of each month, and equal to the Effective Federal Funds Rate, as published by the St. Louis Federal Reserve Bank’s FRED (Federal Reserve Economic Database) online database (available at: https://fred.stlouisfed.org/series/EFFR) for such first day of a month.
(2)    “Required Balance” means the sum of the Tier 1 Required Balance, the Tier 2 Required Balance, the Tier 3 Required Balance, and the Tier 4 Required Balance.
(3)    “Tier 1 Required Balance” means [****].
(4)    “Tier 2 Required Balance” means (i) [****]%) of [****] during the preceding week (or preceding month if required by Bank), plus (ii) [****]. The Tier 2 Required Balance shall be calculated on Monday of each week and shall go into effect immediately, based on the balances during the week that ended with the immediately preceding Saturday.
(5)    “Tier 3 Required Balance” means[****]%) of the [****] during the preceding week (or preceeding month if required by Bank). The Tier 3 Required Balance shall be calculated on Monday of each week and shall go into effect immediately, based on the balances during the week that ended with the immediately preceding Saturday.
(6)    “Tier 4 Required Balance” means the total principal amount of [****].
Establishment of Collateral Account. Subject to the alternative of a Letter of Credit described in Section 27(d) below, Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents and the 2019 Program Agreement, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of Company or any other person or entity, that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account and/or Letter of Credit equal to the Required Balance. In the event the actual balance in the Collateral Account and/or the Letter of Credit is less than the Required Balance, Company shall, within three (3) Business Days, make a payment into the Collateral Account and/or Letter of Credit in an amount equal to the difference between the Required Balance and the actual balance in such account or Letter of Credit amount.
Security Interest. To secure all of Company’s obligations under the Program Documents and the 2019 Program Agreement (including the payment by Company of any amounts due under the Program Documents and the 2019 Program Agreement, and the performance of any of Company’s obligations under the Program Documents and the 2019 Program Agreement),

Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of the Agreement, the Collateral Account is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
Letter of Credit. In lieu of or in addition to, in whole or in part, the Collateral Account, Company may, at its election, obtain and maintain from time to time one or more irrevocable letters of credit in favor of Bank, in a form, on terms and conditions, and from a financial institution reasonably acceptable to Bank, to secure Company’s obligations under the Program Documents and the 2019 Program Agreement (including the payment by Company of any amounts due under the Program Documents and the 2019 Program Agreement, and the performance of any of Company’s obligations under the Program Documents and the 2019 Program Agreement) (collectively, as applicable, the “Letter of Credit”); provided, that the amount of the Letter of Credit plus any funds in the Collateral Account, if applicable, shall at all times be at least equal to the Required Balance; provided, further, that the Letter of Credit may only satisfy the requirement to maintain the Tier 1 Required Balance and the Tier 2 Required Balance, and may not satisfy the requirement to maintain the Tier 3 Required Balance. Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Letter of Credit. Bank agrees to cooperate with any requests of Company to replace one or more Letters of Credit with cash, or vice versa, from time to time upon the request of Company, and promptly return any Letter of Credit and/or allow the withdrawal and payment of any amount of cash that has been replaced by a Letter of Credit to Company, in connection with, as applicable from time to time, changes in the Required Balance, Company’s desire to use more or less cash in the Collateral Account or a Letter of Credit, or otherwise. In the event that (i) the Letter of Credit is due to expire in seven (7) or fewer days (the “Expiring Letter of Credit”) and (ii) Company has not provided a replacement Letter of Credit and has not deposited cash into the Collateral Account in an amount sufficient to equal the Required Balance (excluding the Expiring Letter of Credit), then Company shall be deemed obligated to pay to Bank and Bank may draw down on the Expiring Letter of Credit in an amount up to such amount that is sufficient to equal (in combination with amounts then in the Collateral Account and non-expiring Letters of Credit) the Required Balance; provided, however, that Bank shall deposit and hold the proceeds of the draw on the Letter of Credit described in the foregoing clause in the Collateral Account and consider such proceeds as an amount included in the computation of Company’s obligation to maintain collateral equal to the Required Balance.
Interest. The Collateral Account shall be a money market deposit account and shall bear interest as follows: (i) for the amounts held in the Collateral Account up to the sum of the Tier 1 Required Balance and the Tier 2 Required Balance, less the amount of any Letter of Credit (the “Level One Amount”), at [****], and (ii) for the amounts held in the Collateral Account in excess of the Level One Amount in an amount no greater than the Tier 3 Required Balance (the “Level Two Amount”), [****], and (iii) for the amounts in excess of the sum of the Level One Amount and the Level Two Amount (the “Level Three Amount”), at a [****] percent interest rate. Interest shall be computed based on the average daily balance of the

Collateral Account during a month and credited to the Collateral Account, as property of Company, promptly following each month end.
Withdrawals.
(1)    Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account or draw upon a Letter of Credit to fulfill any obligations of Company under the Program Documents or the 2019 Program Agreement on which Company has defaulted either during the Term or following termination of any of the Program Documents. To the extent that Bank has withdrawn amounts from the Collateral Account or Letter of Credit and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account or Letter of Credit within one (1) Business Day after receipt of the amounts paid directly to Bank.
(2)    Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account and Letter of Credit is more than the Required Balance, then at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account and any Letter of Credit at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall transfer from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company. Notwithstanding the foregoing, following the expiration or termination of this Agreement, Bank shall be entitled to retain in the Collateral Account or Letter of Credit the amount of any reasonably expected liability that Company may have to Bank under the Program Documents or the 2019 Program Agreement. Upon request, Bank shall provide Company with a detailed explanation of such expected liabilities.
Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account and/or return any Letter of Credit to Company on latest to occur of: (i) [****] days after termination of this Agreement, (ii) the last date on which Company is obligated to purchase Receivables pursuant to Section 3, or (iii) the fulfillment by Company of all of its obligations to Bank under the Program Documents and the 2019 Program Agreement, including its outstanding indemnification obligations with respect to all Claim Notices provided to Company during the Term or within one hundred eighty (180) days after the expiration or termination of this Agreement. Without in any way limiting the foregoing, to the extent that Company has elected to provide a Letter of Credit as contemplated by Section 27(d) above, Company shall maintain the Letter of Credit in effect until the last date for the release of funds remaining in the Collateral Account as provided in the foregoing sentence.
Liquidated Damages. If Company defaults on its obligation to purchase any Transferable Receivables pursuant to this Agreement and if Company has not cured such default within five (5) Business Days, then (i) [****]. The Parties agree that it would be difficult to determine the actual damages to Bank in the event of such a default by Company, and that the amount of liquidated damages set forth in this Section 27(h) is a reasonable estimate of such damages.
28.    Effect on 2019 Sale Agreement.
(a)    During the period commencing on the Changeover Date and ending at the end of the Term (or, if earlier, on the effective date of any termination of this Agreement), Bank shall not offer to sell and Company shall not purchase any Receivables pursuant to the 2019 Sale Agreement.
(b)    On the Changeover Date, the amounts maintained by Company as security pursuant to Section 26 of the 2019 Sale Agreement shall be transferred to satisfy Company’s obligations pursuant to Section 27 of this Agreement. During the period commencing on the Changeover Date and ending at the end of the Term (or, if earlier, on the effective date of any termination of this Agreement), Company’s obligations under Section 26 of the 2019 Sale Agreement are suspended. Following the expiration or termination of this Agreement, if the 2019 Sale Agreement is then in effect, the amounts maintained by Company as security pursuant to Section 27 of this Agreement shall be transferred to satisfy Company’s obligations pursuant to Section 26 of the 2019 Sale Agreement.
[Signature Page Follows]
    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK
By:     /s/ Jason Lloyd
Name: Jason Lloyd
Title: President

OPORTUN, INC.

By:         /s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer

(a)

Schedule 1
Definitions
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Assumption Notice” shall have the meaning set forth in Section 9(c).
“Claim Notice” shall have the meaning set forth in Section 9(c).
“Collateral Account” shall have the meaning set forth in Section 27(b).
“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.
“Disclosing Party” shall have the meaning set forth in Section 8(b)(2).
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Eligibility Criteria” means the critiera set forth in Exhibit 2.
“Expiring Letter of Credit” shall have the meaning set forth in Section 27(d).
“Federal Funds Rate” has the meaning set forth in Section 27(a)(1).
“Indemnifiable Claim” shall have the meaning set forth in Section 9(b).
“Indemnified Parties” shall have the meaning set forth in Section 9(a).
“Interim Interest” means for each Receivable purchased from Bank hereunder, the interest calculated on the Receivable between the Funding Date and the Sale Date at the Portfolio Interest Rate, calculated on a calendar day basis; provided, however, that any days for which a Receivable was included in the balances used to compute the economics pursuant to Schedule 14 of the Program Agreement shall be disregarded and excluded from the calculation of the Interim Interest.
“Letter of Credit” shall have the meaning set forth in Section 27(d).
“Losses” shall have the meaning set forth in Section 9(a).
“Party” and “Parties” shall have the meaning set forth in the Recitals.
“Portfolio Interest Rate” means [****]%).
“Program Agreement” means the Amended and Restated Credit Card Program and Servicing Agreement, dated as of even date herewith, between Company and Bank, as amended, supplemented or modified from time to time.
“Program Documents” means the Program Agreement, the 2019 Sale Agreement, and this Agreement.

“Purchase Price” means, with respect to (i) any Transferable Excess Receivable, the sum of [****], and (ii) with respect to any Tranferable Receivable other than a Transferable Excess Receivable, [****].
“Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format including servicing records).
“Registered Holder” means the holder of a Receivable, as determined exclusively by the Registrar.
“Registrar” means the Company or, subject to Bank’s approval (which shall not be unreasonably withheld or delayed), Company’s designee.
“Repurchased Receivables” means the Receivables purchased by Bank from Company pursuant to the Receivables Repurchase Agreement dated as of the Effective Date between Bank and Company.
“Required Balance” has the meaning set forth in Section 27(a)(2).
“Restricted Party” shall have the meaning set forth in Section 8(a).
“Sale Date” means each date on which Company pays Bank the Sale Price for a Transferable Receivable and, pursuant to this Agreement, acquires such Transferable Receivable from Bank. Each Business Day may be a Sale Date with respect Transferable Excess Receivables or Wind-down Receivables, and each Tuesday (or, if any Tuesday is not a Business Day, then the first subsequent day that is a Business Day) may be a Sale Date with respect to Transferable Charge Off Receivables and Transferable Ineligible Receivables.
“Sale Price” means the total of the Purchase Prices of all Receivables sold by Bank to Company on a Sale Date.
“Settlement Account” means an account owned by Bank to which the Sale Amount is paid.
“Term” shall have the meaning set forth in Section 7(a).
“Transferable Charge Off Receivable” means, with respect to any Sale Date, any Receivable that is associated with an Account that is scheduled to be charged off in accordance with the Charge Off Policy during the month that includes the applicable Sale Date.
“Transferable Excess Account” means any Account with respect to which any Account Advance requested by the Borrower on such Account would result in the total Receivables then held by Bank (other that Receivables already designated as Transferable Excess Receivables) exceeding the Threshold Amount. For the avoidance of doubt, once an Account becomes a Transferable Excess Account, all previous and subsequent Receivables associated with such Account shall be deemed Transferable Excess Receivables.
“Transferable Excess Receivable” means any Receivable that is associated with a Transferable Excess Account, which shall be a Transferable Excess Receivable the first Business Day after the related Account Advance is funded by Bank.
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“Transferable Ineligible Receivable” means any Receivable that (i) is associated with an Account that does not meet the Eligibility Criteria, and (ii) is not a Transferable Excess Receivable, and (iii) is not a Transferable Charge Off Receivable.
“Transferable Receivable” means, with respect to any Sale Date, any Receivable that, as of the Business Day prior to the Sale Date, was (i) a Transferable Charge Off Receivable, or (ii) a Transferable Excess Receivable, or (iii) a Transferable Ineligible Receivable, or (iv) a Wind-down Receivable. For the avoidance of doubt, for Transferable Excess Receivables, the Sale Date will be the second (2nd) Business Day after the related Account Advance was funded by Bank. For example, if the Sale Date is Friday, Bank shall sell all Transferable Excess Receivables that were funded by Bank on Wednesday of the same week (assuming no holidays); if the Sale Date is Tuesday, Bank shall sell all Transferable Excess Receivables that were funded by Bank on Friday of the preceding week (assuming no holidays).
“Wind-down Receivable” means each Receivable owned by Bank on the Wind-down Date.
“2019 Sale Agreement” shall have the meaning set forth in the Recitals.

II.    Construction
As used in this Agreement:

(a)     All references to the masculine gender shall include the feminine gender (and vice versa);

(b)     All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)     the word “or” means both “and” and “or,” except where the context clearly indicates that the Parties intend “or” to designate alternatives only, including when the word “either” or similar words or phrases are used;

(d)    References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(e)     References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(f)     Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(g)     Unless otherwise specified, all references to “quarter” shall be deemed to mean calendar quarter; and

(h)    The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either
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Party agrees that the item or information for which another Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed another Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.
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